Exhibit (10)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions “Financial Highlights” in the Prospectus and “Complete and Partial Portfolio Holdings – Arrangements to Disclose to Service Providers and Fiduciaries” and “Independent Registered Public Accounting Firm” in the Statement of Additional Information and to the incorporation by reference of our report dated May 16, 2008 in the Registration Statement of UBS Cashfund Inc. (Form N-1A No. 002-60655).

ERNST & YOUNG LLP

New York, New York

July 24, 2008